Exhibit 10.11

SENIOR MANAGEMENT AGREEMENT

BY AND BETWEEN

BENEFICIAL INSURANCE SERVICES, LLC

AND

ROBERT J. BUSH

TERM	SECTION REFERENCED
“AAA”	Section 12.2
“Affiliate”	Section 1.1
“Agreement”	Introduction
“Average Monthly Variable Compensation”	Section 2.3(b)
“Asset Purchase Agreement	Background
“Base Salary”	Section 2.1
“Board”	Section 1.1
“Business”	Background
“Cause”	Section 1.4
“Company”	Introduction
“Confidential Information”	Section 5
“Effective Date”	Introduction
“Employer Group”	Section 3.1
“Employer Group Member”	Section 3.1
“Employment Discrimination”	Section 12.2
“Employment Period”	Section 1.2
“Employment Rules”	Section 12.2
“the Executive”	Introduction
“Good Reason”	Section 1.5(b)
“Hertel”	Background

- i -

“Initial Period”	Section 1.2
“Permanent Disability”	Section 1.4
“Permitted Investments”	Section 4
“Restrictive Covenants”	Section 12.1
“Severance Period”	Section 2.3(b)
“Territory”	Section 4
“Variable Compensation”	Section 2.2
“Work Product”	Section 8

- ii -

SENIOR MANAGEMENT AGREEMENT

SENIOR MANAGEMENT AGREEMENT (the “Agreement”), dated as of January 14, 2005, (the “Effective Date”) by and among Beneficial Insurance Services, LLC (the “Company”), Beneficial Mutual Savings Bank (“BSB”), solely as its obligations relate to Section 14 hereof, and Robert J. Bush (the “Executive”).

BACKGROUND

A.    The Company is a wholly-owned subsidiary of BSB. This Agreement is being entered into in connection with the Asset Purchase Agreement dated as of January 14, 2005, by and among the Company, Paul Hertel & Co., Inc. (“Hertel”) and the shareholders of Hertel (the “Asset Purchase Agreement”). Prior to the date hereof, Hertel acted as a full-service independent insurance agent and broker providing property, casualty, life, health benefit and financial services products to businesses, organizations and individuals in the United States, principally in Pennsylvania, New Jersey and Delaware (the “Business”). Pursuant to the Asset Purchase Agreement, the Company has acquired substantially all of the assets of Hertel.

B.    The Company desires to engage the Executive as its President as of the Effective Date, and the Executive desires to be so engaged by the Company, as set forth herein.

TERMS

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

PROVISIONS RELATING TO EMPLOYMENT
1.    Employment.

1.1.    Engagement; Duties and Powers. The Company shall employ the Executive, and the Executive hereby accepts employment with the Company, as President for the Employment Period (as defined below), in accordance with the terms and conditions of this Agreement. During the Employment Period, the Executive shall have such responsibilities, duties and authority as are customarily assigned to such position and shall render such services of an executive and administrative character or act in such other capacity for the Company and its Affiliates (as defined below), as the Company’s board of managers (the “Board”) may direct, and report to such persons as the Board may from time to time direct. The Executive shall perform the duties and carry out the responsibilities assigned to the Executive, to the best of the Executive’s ability, in a trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and shall comply with the Company’s policies and procedures. The Executive acknowledges that the Executive’s duties and responsibilities hereunder will require the Executive’s full business time and effort and agrees that, during the Employment Period, the Executive will not engage in any other business activity or have any business interests which may conflict with or impair the performance of any of the Executive’s duties hereunder except that the Executive may engage in (a) activities or interests as set forth on Schedule 1.1, (b) activities in connection with the winding down of the Business or (c) activities or interests approved by the prior written consent of the Company, which consent the Company may withhold in its sole and absolute discretion, in each case of clauses (a) through (c) inclusive, to the extent that such activities do not interfere with the Executive’s duties hereunder. The Executive represents and warrants that the Executive is not bound by any agreements or other business commitments that would in any manner limit the Executive’s work, effort or activity on behalf of, and while employed by, the Company. “Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity.

1.2.    Employment Period. The engagement of the Executive under this Agreement shall begin on the Effective Date and shall continue through and until the second anniversary of the Effective Date (the “Initial Period”). Commencing on the second anniversary of the Effective Date, the Executive’s employment with the Company will be “at will.” The Initial Period and any period during which the Executive is employed by the Company on an “at will” basis is hereinafter referred to as the “Employment Period.” Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Sections 1.3, 1.4, and 1.5.

1.3.    Termination Upon Death. If the Executive dies during the Employment Period, this Agreement and the Executive’s employment shall automatically terminate on the date of the Executive’s death.

1.4.    Termination by the Company. The Company may terminate this Agreement and the Executive’s employment hereunder upon written notice to the Executive at any time (i) due to the Permanent Disability (as defined below) of the Executive or (ii) for Cause (as defined below).

For purpose of this Agreement, “Cause” means the occurrence of any of the following events, as determined in the good faith judgment of the Board:

(i)
the failure of the Executive to perform the Executive’s duties or comply with reasonable directions of the Board (other than as a result of physical or mental illness or injury) that continues for 10 days after the Board has given written notice to the Executive specifying in reasonable detail the manner in which the Executive has failed to perform such duties or comply with such directions;

(ii)
Commission by the Executive of (a) a felony, (b) an act or omission constituting dishonesty, disloyalty, moral turpitude or professional misconduct with respect to the Company or its Affiliates, (c) an act or omission (I) constituting fraud against the Company or its Affiliates or (II) indicating a violation of law, regulation or ordinance applicable to the Company, its Affiliates or the Business, in the case of clause (II) to the extent such act or omission materially and adversely affects the Company;

(iii)
commission by the Executive of an act or omission that adversely affects, or could reasonably be expected to adversely affect, the Company’s business or reputation, or indicates alcohol abuse or illegal drug use by the Executive, which act or omission continues for 10 days after the Board has given written notice to the Executive of such act or omission;

(iv)
the material breach, non-performance or non-observance of any of the terms of this Agreement (other than a breach, non-performance or non-observance described in clause (v)) of this Section 1.4 or any other agreement (other than the Asset Purchase Agreement) to which the Executive and any of the Company or its Affiliates are parties, by the Executive, if such breach, non-performance or non-observance shall continue beyond a period of 10 days immediately after notice thereof by the Company to the Executive;

(v)	any breach, non-performance or non-observance of Section 4, 5, 6, 7, 8 or 9 of this Agreement; or

(vi)
the existence of any legal or contractual limitation on the Executive’s ability to engage in the Business that reasonably could be expected to have a material adverse effect on the Executive’s ability to attract or retain clients or perform services hereunder.

The Executive shall be deemed to have a “Permanent Disability” if a physician selected by the Board, who is reasonably acceptable to the Executive, and located in the Philadelphia, Pennsylvania metropolitan area, determines that the Executive has been unable to perform, by reason of physical or mental incapacity, the Executive’s duties or obligations under this Agreement even with reasonable accommodation, for either (a) a total period of 60 continuous days or (b) a total period of 90 days in any 360 day period.

1.5.    Termination by the Executive. (a) The Executive may terminate the Executive’s employment hereunder at any time and for any or no reason. Furthermore, the Executive may terminate the Executives’ employment hereunder for Good Reason. The Executive shall give 30 days prior written notice to the Company prior to the effectiveness of any resignation of the Executive’s employment with the Company, and such resignation shall not be effective until the expiration of such notice period, unless such notice is waived by the Company (in which case such resignation shall be effective as of the date of such waiver).

(b)    For purposes of this Agreement, the term “Good Reason” shall mean (i) any substantial change by the Company in the Executive’s functional area of responsibility, such that the Executive’s skills and experience would be of limited applicability to such new responsibilities, which change is not consented to by the Executive or (ii) a change in the Company’s business location to a new location that is more than twenty (20) miles from Hertel’s principal offices prior to the date of this Agreement, which relocation is not consented to by the Executive or (iii) a failure by the Company to make payments hereunder to the Executive when due, which failure continues for 10 days after the Executive has provided written notice to the Company of such failure; provided, that the Executive’s consent to any event which would otherwise constitute “Good Reason” shall be conclusively presumed if the Executive does not exercise his or her rights hereunder within 30 days of the event.

2.    Compensation and Benefits.

2.1.    Base Salary. During the Employment Period, the Company shall pay the Executive an annual base salary of $90,000.00 (the “Base Salary”), payable in accordance with the Company’s customary payroll practices as in effect from time to time.

2.2.    Variable Compensation. The Executive shall earn variable compensation in accordance with the commission schedule set forth on Exhibit A hereto, payable and reconciled quarterly in accordance with Hertel’s past customary payroll practices.

2.3.    Compensation After Termination.

(a)    If the Executive is terminated by the Company for Cause or due to the Executive’s Permanent Disability, if the Executive resigns, other than for Good Reason, or if the Executive’s employment terminates due to the Executive’s death, then, except as required by law, the Company shall have no further obligations hereunder with respect to the Executive’s employment hereunder from and after the date of such termination (except payment of the Base Salary accrued through the date of such termination and expenses pursuant to Sections 2.4(b) and 2.4(c) hereof), and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

(b)    Subject to Sections 13.2 and 13.14 hereof, if, during the Initial Period, the Executive terminates the Executive’s Employment for Good Reason, the Executive

shall be entitled to receive as severance pay an amount equal to the aggregate of the Base Salary that would otherwise have been payable if the Executive continued the Executive’s employment period hereunder for the Initial Period. In addition, the Executive shall be entitled to receive Variable Compensation equal to the number of calendar months remaining from the date of termination until expiration of the Initial Term multiplied by the Average Monthly Variable Compensation. The “Average Monthly Variable Compensation” shall mean the Variable Compensation received by the Executive during the 12 month period preceding the Executive’s termination divided by 12. The amounts set forth in this Section 2.3(b) shall be payable in accordance with the Company’s customary payroll practices as in effect from time to time, and otherwise in accordance with the Company’s policies that would otherwise apply to the payment of the Base Salary; provided all such rights to any payments shall cease in the event the Company determines in good faith that the Executive has violated any Restrictive Covenants (as defined below). The Company shall, except as required by law, have no other obligations hereunder or otherwise with respect to the Executive’s employment from and after the termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

2.4.    Fringe Benefits; Incentive Compensation; Retirement; Welfare Benefits; Expenses.

  (a)    During the Employment Period, the Executive shall be eligible to participate in any fringe benefit, retirement, and health and welfare benefit plans, policies, or arrangements maintained by the Company for its key management employees generally from time to time in accordance with such plans, policies, or arrangements as from time to time are in effect and applicable to key management employees of the Company.

  (b)    During the Employment Period, the Company shall reimburse the Executive for all ordinary, necessary and reasonable travel and other business expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder, in accordance with Company policy. Such reimbursement shall be made upon presentation of itemized expense statements and such other supporting documentation as the Company may reasonably require; provided, however, subject to the terms and conditions of the Company’s reimbursement policy, the Company shall reimburse, within five business days of the date of termination of the Executive’s employment with the Company for any reason whatsoever or, if later, the date the Executive submits the Executive’s request for reimbursement, the Executive pursuant to this Section 2.4(b) for reasonable expenses incurred but not paid prior to such termination of employment.

 (c)    For each month during the Employment Period, the Company shall pay the Executive $700 per month in connection with car expenses the Executive incurs in connection with the Executive’s duties hereunder.

2.5.    Taxes. All compensation payable to the Executive from the Company or its Affiliates shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

PROVISIONS RELATING TO RESTRICTIVE COVENANTS
3.    General Provisions.

3.1.    Executive’s acknowledgment. The Executive agrees and acknowledges that in order to assure the Company and its Affiliates (each, an “,Employer or Group Member,” and collectively, the “Employer Group”) that they will retain its value and that of the Business as a going concern, it is necessary that the Executive undertake not to utilize the Executive’s special knowledge of the Business and the Executive’s relationships with customers to compete with any Employer Group Member. The Executive acknowledges that in connection with the Asset Purchase Agreement, the Executive entered into a Non-competition, Non-Solicitation and Confidentiality Agreement (the “Non-Competition Agreement”), which agreement contains provisions restricting the Executive’s ability to compete with the Business, and that the Executive is receiving separate consideration under such agreement. The Executive further acknowledges that:

(a)    the Executive is engaged in, is knowledgeable about, and provides services in connection with all aspects of the Business;

(b)    the Executive will occupy a position of trust and confidence with the Company, and during the Employment Period, the Executive will become familiar with the Employer Group’s trade secrets and with other proprietary and Confidential Information concerning the Employer Group and the Business;

(c)    the Restrictive Covenants (as defined below) are essential to protect the Employer Group and the goodwill of the Business and compliance with the Restrictive Covenants will not impair the Executive’s ability to procure subsequent employment at a comparable compensation level;

(d)    the Executive’s employment with the Company has special, unique and extraordinary value to the Employer Group and each Employer Group Member would be irreparably damaged if the Executive were to violate the provisions of Sections 4, 5, 6, 7, 8, 9 and 10 of this Agreement; and

(e)    The provisions contained in Sections 4, 5, 6, 7, 8, 9 and 10 are integral to the Asset Purchase Agreement and that the Company would not enter into the transaction contemplated by the Asset Purchase Agreement without the protections afforded by Sections 4, 5, 6, 7, 8, 9 and 10.

3.2.    Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any Restrictive Covenant too lengthy, the Territory too extensive or the scope or subject matter of any Restrictive Covenant exceeds the limitations imposed by applicable law, the parties agree that applicable provisions shall be amended to the minimum extent necessary such that the provision is enforceable or permissible by such applicable law.

4.    Non-Compete. During the Employment Period and for a period of two (2) years after the termination of the Executive’s employment with the Company for any reason whatsoever, the Executive shall not, directly or indirectly, as employee, agent, consultant, equityholder, director, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant, advisor or lender to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage anywhere in Pennsylvania, New Jersey or Delaware (the “Territory”) in the Business or any business similar to, or competitive with, the Business or the business of the Company at the time of the termination of the Executive’s employment, unless the Board expressly and in its sole discretion waives in writing the Executive’s compliance with this Section 4; provided, however, that nothing contained herein shall be construed to prevent the Executive from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market so long as the Executive is not involved in the business of said corporation and the Executive does not own more than one percent (1%) of the stock of such corporation (a “Permitted Investment”). With respect to the Territory, the Executive specifically acknowledges that the Business has heretofore been conducted throughout the states of Pennsylvania, New Jersey and Delaware.

5.    Confidential Information. During the Employment Period and thereafter, the Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Board, furnish, make available or disclose to any third party or use for the benefit of himself or herself or any third party, any Confidential Information. “Confidential Information” shall mean any trade secret or information relating to the business or affairs of any Employer Group Member or the Business, including, without limitation, information relating to financial statements, customer identities, potential customers, employees, suppliers, potential acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by any Employer Group Member in connection with the Business; provided, however, that Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of the Executive. The Executive shall deliver to the Company at the termination of the Executive’s employment, or at any other time any Employer Group Member may request, all memoranda, notes, plans, records, reports and other documents or materials, in any medium, (and copies thereof) relating to the Business or the Employer Group or other forms of Confidential Information which the Executive may then possess or have under the Executive’s control, as well as any property of any Employer Group Member in the Executive’s possession or control.

6.    Interference with Relationships. During the Employment Period and for a period of five (5) years after termination of Executive’s employment with the Company for any reason whatsoever, the Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity without the prior written consent of the Board: (i) recruit, hire or solicit for employment or engagement, or assist, encourage or suggest to any other person to recruit, hire or solicit for employment or engagement, any person who is (or was within 12 months of the date such solicitation commences or occurs, as the case may be) employed or engaged by any Employer Group Member, or otherwise seek to influence or alter any such person’s relationship with such Employer Group Member, or (ii) solicit, contact, or attempt to solicit or contact, or assist, encourage or suggest to any other person to solicit, contact or attempt to solicit or contact, or conduct business with (A) any client or customer doing business with any Employer Group Member, as of the date of the termination of the Executive’s employment or within the two year period prior to such termination, with whom or which the Executive had any contact or involvement during the Executive’s employment with the Company; or (B) any prospective client or customer of any Employer Group Member whom or which is a prospective client of such Employer Group Member as of the date of the termination of the Executive’s employment and with whom or which the Executive had any contact or involvement during the Executive’s employment with the Company.

7.    Business Disparagement. The Executive shall not, directly or indirectly, make disparaging remarks about any Employer Group Member, their Affiliates or any of their respective directors, officers or employees.

8.    Intellectual Property, Inventions and Patents. The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Employer Group Members’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether above or jointly with others) while employed by the Employer Group and for a period of six (6) months after the termination of the Executive’s employment with the Employer Group, whether before or after the date of this Agreement (“Work Product”), belong to the Employer Group. The Executive shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the term of the Executive’s employment with the Employer Group) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the applicable copyright laws to the maximum extent permitted under applicable copyright law, and ownership of all rights therein shall vest in the Employer Group. To the extent that any Work Product cannot be deemed to be a “work made for hire” under applicable copyright law, the Executive hereby assigns and agrees to assign to the Employer Group all right, title and interest, including without limitation, the intellectual property rights that the Executive may have in and to such Work Product. The Executive has identified and listed on Exhibit C attached hereto all items of intellectual property that are or were owned by the Executive or were written, discovered, made, conceived or first reduced to practice by the Executive alone or jointly with another person prior to the Executive’s employment under this Agreement and that relates to the Employer Group Members’ business or actual or demonstrably anticipated research and development of the Employer Group. If no such intellectual property is listed, the Executive represents and warrants to the Employer Group that the Executive does not now nor has the Executive ever owned, nor has the Executive developed, any such intellectual property.

9.    New Employment. During the period described in Section 4, the Executive shall disclose to the Company the name, address and description of business of any new employer or business affiliation, located within the Territory, within 10 days of the acceptance of such position. If the Executive fails to provide such notice, the period described in Section 4 shall be extended by a period equal to the period of nondisclosure.

10.          Legal Processes. If the Executive is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, the Executive will notify the Company immediately so that the Company may seek a protective order or other appropriate remedy. If no such protective order or other remedy is obtained, or the Company waives compliance with the terms of Section 5, the Executive or the representative will furnish only that portion of the Confidential Information which the Executive or the representatives are advised in writing or orally by counsel to the Company is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

MISCELLANEOUS PROVISIONS

11.         Effect on Termination. If, for any reason, the Executive’s employment with the Company shall terminate, then, notwithstanding such termination, those provisions which must remain in effect in order for the parties’ intent to be effectuated shall remain in full force and effect.

12.         Remedies.

  12.1.    Non-Exclusive Remedy for Restrictive Covenants. The Executive acknowledges and agrees that the covenants set forth in Sections 4, 5, 6, 7, 8, 9 and 10 of this Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Employer Group Members’ business interests, that irreparable injury will result to the Employer Group if the Executive breaches any of the terms of the Restrictive Covenants, and that in the event of the Executive’s actual or threatened breach or non-performance of any of the Restrictive Covenants, the Employer Group will have no adequate remedy at law. The Executive accordingly agrees that in the event of any actual or threatened breach or non-performance by the Executive of any of the Restrictive Covenants, each Employer Group Member shall be entitled to injunctive and other equitable relief from any court of competent jurisdiction, without the necessity of showing actual monetary damages or the posting of a bond or other security. Nothing contained herein shall be construed as prohibiting any Employer Group Member from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

  12.2.    Arbitration. Except with respect to the enforcement of the Restrictive Covenants, any controversy or claim arising out of or related to (i) this Agreement, (ii) the breach thereof, (iii) the Executive’s employment with the Company or the termination of such employment, or (iv) allegations of Employment Discrimination, shall be settled by arbitration in Philadelphia, Pennsylvania before a single arbitrator administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes, effective as of January 1, 2001 (the “Employment Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. References herein to any arbitration rule(s) shall be construed as referring to such rule(s) as amended or renumbered from time to time and to any successor rules. Any such arbitration will proceed, if any Employer Group Member so desires, on an expedited basis. References to the AAA include any successor organization. “Employment Discrimination” means any claim of discrimination against or harassment of the Executive in connection with the Executive’s employment with the Company or the termination of such employment, including any discrimination or harassment prohibited under federal, state or local statute or other applicable law, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income

Security Act of 1974, the Americans with Disability Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any similar federal, state or local statute.

13.         Miscellaneous.

  13.1. Income Tax Treatment. The Executive and the Company acknowledge that it is the intention of the Company to deduct all amounts paid under Sections 2.1, 2.2 and 2.3(b) hereof as ordinary and necessary business expenses for income tax purposes. The Executive agrees and represents that the Executive will treat all amounts paid hereunder as ordinary income for income tax purposes, and should the Executive report such amounts as other than ordinary income for income tax purposes, the Executive will indemnify and hold the Company harmless from and against any and all taxes, penalties, interest, costs and expenses, including reasonable attorneys’ and accounting fees and costs, which are incurred by Company directly or indirectly as a result thereof.

  13.2. General Release. The Executive acknowledges and agrees that the Executive’s right to receive severance pay and other benefits pursuant to Section 2.3(b) of this Agreement is contingent upon the Executive’s compliance with the Restrictive Covenants and the Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of, a general release in a form substantially similar to that attached hereto as Exhibit B (the “Release”). If the Executive fails to comply with the Restrictive Covenants or if the Executive fails to execute the Release or revokes the Release during the seven day period following the Executive’s execution of the Release, then the Executive shall not be entitled to any severance payments or other benefits to which the Executive would otherwise be entitled under Section 2.3(b).

  13.3. Assignment. The Executive may not assign any of the Executive’s rights or obligations hereunder without the written consent of the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In the event of the Executive’s death prior to completion by the Company of all payments due under this Agreement, the Company shall make all such payments to the Executive’s beneficiary or to the Executive’s estate as appropriate.

  13.4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remainder of this Agreement.

 13.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

  13.6. Descriptive-Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive.

  13.7. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express overnight courier service (charges prepaid), or (iii) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day). Such notices, demands and other communications shall be sent to the addresses indicated below:

  To the Company:

Beneficial Insurance Services, LLC
530 Walnut Street
Philadelphia, PA 19106
Attention: Joseph Conners
Facsimile number: 215.864.6097

  With a copy to:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312-1183
Attention: Thomas A.. Kennedy, Esquire
Facsimile: 610.640.7835

  If to the Executive:

To the Executive’s address as reflected in the Company’s records or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Date of service of such notice shall be (x) the date such notice is personally delivered, (y) one day after the date of delivery to the express overnight courier if sent by express overnight courier or (z) the same day, if telecopied before 5:00 p.m. Philadelphia, PA time on a Business Day, and otherwise on the next Business Day after the date of transmittal by telecopy.

  13.8. Background. Background Section of this Agreement hereby incorporated and made part of this Agreement.

  13.9. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Noncompetition Agreement and the Asset Purchase Agreement set forth the entire understanding of the parties, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof.

  13.10. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the Commonwealth of Pennsylvania without giving effect to provisions thereof regarding conflict of laws.

  13.11. Jurisdiction. Without limiting the provisions of Section 12.2 hereof, each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania located in Philadelphia, PA or the Pennsylvania State Court located in Philadelphia, in respect of any claim relating thereto, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.

  13.12. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

  13.13. Amendment and Waivers. Any provisions of the Agreement may be amended or waived only with the prior written consent of the Company and the Executive.

  13.14. Right to Setoff. Notwithstanding anything to the contrary contained herein, the Company, at its election and in its sole discretion, shall have the right, subject to applicable law, to withhold and setoff against any amount due hereunder (other than the Base Salary) the amount of any claim for indemnification or payment of damages, any payment, or any amount to which the Company or any of its Affiliates may be entitled under this Agreement. The Company shall provide written notice to the Executive of its intent to setoff pursuant to this Section 13.14. The Executive shall be entitled to pay the amount intended to be setoff in immediately available funds within 30 days of such notice. In the event the Executive does not pay within such 30 days or indicates to the Company that the Executive does not intend to satisfy such setoff amount in immediately available funds, the Company shall be entitled to exercise the right of setoff in the amount specified in the written notice less any partial payments by the Executive with respect to such notice. Notwithstanding anything to the contrary herein or in any other Transaction Document, and other than with respect to Base Salary, during any 30 day notice period, any amounts due or payable to the Executive shall be tolled and there shall be no default due to such tolling and nonpayment. In the event the Executive satisfies all proposed setoff amounts in immediately available funds, such tolling shall cease and any amount or payment owed shall be payable in accordance with its terms. Notwithstanding the above, the Company shall be entitled to exercise any other remedies provided by this Agreement or any other Transaction Document.

  13.15. Third Parties. The parties hereto acknowledge and agree that certain provisions of this Agreement are intended for the benefit of the Employer Group Members (other than the Company), that such entities are third-party beneficiaries of this Agreement and that provisions of this Agreement shall be enforceable by such persons as provided herein.

14.     Guaranty by BSB.

BSB hereby guarantees to the Executive the due and punctual performance of each of the obligations owing by the Company under this Agreement if, as and when such obligations become due (the “Obligations”), but in all cases, subject to the satisfaction by the Executive of each and every of the Executive’s conditions to the performance of such Obligations. If the Company shall fail to perform or satisfy any part or all of the Obligations if and when due, then BSB shall perform or satisfy or cause the Company to perform or satisfy such Obligations pursuant to the terms thereof. Neither BSB’s covenant contained in this Agreement nor the rights of the Executive under this Section 14 shall be assignable or transferable by the Executive without the prior written consent of BSB. This Section 14 shall automatically terminate upon the expiration of the Initial Term. BSB’s obligations pursuant to this Section 14 are subject to all rights, claims, counterclaims, causes of action, defenses and remedies to which BSB or the Company may be entitled.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Senior Management Agreement as of the day and year first above written.

BENEFICIAL INSURANCE SERVICES, LLC /s/ Joseph Conners By: Joseph Conners Its. Vice President

ROBERT J. BUSH /s/ Robert J. Bush Solely as to its obligations under Section 14 hereof,

BENEFICIAL MUTUAL SAVINGS BANK /s/ Joseph Conners By: Joseph Conners Its: Executive Vice President and CFO

[signature page to Senior Management Agreement]

Exhibit A

COMMISSION SCHEDULE

Variable Compensation:
(Based on paid basis commissions coded to Executive*)
$0-$250,000	35%
$250,001 - $500,000	28%
$500,001 -	21%

*Some accounts are shared commission accounts and may be coded differently.

All Variable compensation subject to offsets for returns and bad debts at management discretion.

All Producers can receive a 10% referral fee bonus for business referred to and placed in another department. Receiving producer charged with 10% cost.

Variable compensation excludes personal lines accounts.

A-1

Exhibit B
FORM OF GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is made as of  (“General Release”), by and between Robert J. Bush (the “Executive”) and Beneficial Insurance Services, LLC (the “Company”).

WHEREAS, the Company and the Executive are parties to a Senior Management Agreement dated as of January [__], 2005 (the “Senior Management Agreement”);

WHEREAS, the execution of this General Release is a condition precedent to the payment of severance as set forth in Section 2.3(b) of the Senior Management Agreement;

WHEREAS, in consideration for the Executive’s signing of this General Release, the Company will provide the Executive with severance benefits pursuant to Section 23(b) of the Senior Management Agreement; and

WHEREAS, the Executive and the Company intend that this General Release shall be in full satisfaction of the obligations described in this General Release owed to the Executive by the Company, including those under the Senior Management Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:

1.    the Executive, for himself or herself, the Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through the Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, Affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) the Executive’s employment with the Company and any of its Affiliates; (b) the termination of the Executive’s employment with the Company and any of its Affiliates; (c) the Senior Management Agreement; or (d) any events occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Senior Management Agreement and any claims under any benefit plans sponsored by the Company or any of its Affiliates, on the other hand) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of. 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation

Act of 1973, the Pennsylvania Human Relations Act or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of the Executive’s employment with the Company or any of its Affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to: (i) any right to indemnification now existing under the charter or bylaws; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive Severance Benefits under Section 2.3(b) of the Senior Management Agreement and the right to reimbursement of expenses under Section 2.4(c) of the Senior Management Agreement; (iv) rights under the Asset Purchase Agreement; and (v) right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act.

2.    Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. The Executive does, however, waive the Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on the Executive’s behalf. The Executive represents and warrants that the Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3.    the Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language, except that the Executive may bring a claim under the ADEA to challenge this General Release. If the Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, the Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that the Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

4.    the Executive acknowledges and recites that:

(a)    the Executive has executed this General Release knowingly and voluntarily;

(b)    the Executive has read and understands this General Release in its entirety;

(c)    the Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice the Executive wishes with respect to the terms of this General Release before executing it;

(d)    the Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and the Executive has had an opportunity to negotiate about the terms of this General Release; and

(e)    the Executive has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it).1

___________________
1 In the event the Company determines that the Executive’s termination constitutes “an exit incentive or other employment termination program offered to a group or class of employees” under the ADEA, the Company will provide the Executive with: (1) 45 days to consider the General Release; and (2) the disclosure schedules required for an effective release under the ADEA.

5.    This General Release shall be governed by the internal laws (and not the choice of laws) of the Commonwealth of Pennsylvania, except for the application of pre-emptive Federal law.

6.    The Executive shall have 7 days from the date the Executive executes this General Release to revoke his or her waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 10.2 of the Senior Management Agreement. In the event of such revocation, the terms of Section 10.2 of the Senior Management Agreement shall govern.

7.    Defined terms not defined in this General Release have the meanings given in the Senior Management Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: __________________________________	__________________________________
Executive

Exhibit C

Any and all Intellectual Property, including all “Work Product”, currently existing, in the process of or to be created, either directly or indirectly, associated with Bush Communications, LLC; Investment & Business Advisors, LLC; New Media Design, LLC and Trifecta Investment Company, LLC and/or any of its Affiliates, from the beginning of time until the end of time plus one day.

C-1

Schedule 1.1

Bush Communications, LLC - Chairman (NY & PA Advertising Agency)
Investment & Business Advisors, LLC - Chairman & President (Holds investment in Bush Communications)
New Media Design, LLC - Chairman (NY Media Design Company)
Trifecta Investment Company, LLC - Chairman & President (Holds investment in New Media Design)
Helen Beebe Speech & Hearing Center - Board President (Non Profit)
Manufacturers’ Golf & Country Club - Member, Board of Governors
Union League of Philadelphia - Chair of the Insurance Committee